Exhibit 99.1

Merrimack Reports Third Quarter 2021 Financial Results

Cambridge, MA, November 4, 2021, /Business Wire/ – Merrimack Pharmaceuticals, Inc. (Nasdaq: MACK) (“Merrimack” or the “Company”) today announced its third quarter 2021 financial results for the period ended September 30, 2021.

“Both Ipsen Pharmaceuticals and Elevation Oncology publicly announced updates during the last three months that indicate that the clinical programs that may result in milestone payments to Merrimack continue to move forward”, said Gary Crocker, CEO and Chairman of Merrimack’s Board of Directors. “In addition, we are pleased that our sustained focus on streamlining operational expenses continues to result in overhead cost reductions.”

Third Quarter 2021 Financial Results

Merrimack reported net loss of $0.5 million for the third quarter ended September 30, 2021, or $0.04 per basic share, compared to a net loss of $1.0 million, or $0.08 per basic share, for the same period in 2020.

General and administrative expenses for the third quarter ended September 30, 2021 were $0.6 million, compared to $1.0 million for the same period in 2020.

As of September 30, 2021, Merrimack had cash and cash equivalents of $14.6 million, compared to $14.0 million as of December 31, 2020. The increase in cash position was due to a decrease of $2.0 million in prepaid expense and other assets including the receipt of our federal tax refund in April 2021, as well as $0.2 million from the exercise of stock options.

As of September 30, 2021, Merrimack had 13.4 million shares of common stock outstanding.

Updates on Programs Underlying Potential Milestone Payments

Ipsen Pharmaceuticals

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On October 21, 2021, as part of its Q3 2021 Results Presentation, Ipsen provided to the public an update on the RESILIENT trial of ONIVYDE as a second line treatment for Small Cell Lung Cancer, indicating that clinical data from this trial are anticipated in the second half of 2022. Ipsen also provided an update on the NAPOLI 3 trial of ONIVYDE as a first line treatment for pancreatic cancer. Enrollment is completed in this trial and Ipsen indicated that clinical data are expected in 2023.

Elevation Oncology

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Elevation Oncology licensed an anti-HER3 program from Merrimack in 2019. In its September 2021 investor presentation, Elevation communicated that the ongoing CRESTONE trial is intended to be a registrational trial pending continued discussions with the FDA and that top line results from this trial will be available in H1 2023. The anti-HER3 program licensed from Merrimack continues to be Elevation’s lead clinical asset.

About Merrimack

Merrimack Pharmaceuticals, Inc. is a biopharmaceutical company based in Cambridge, Massachusetts that is entitled to receive up to $450.0 million in contingent milestone payments related to its sale of ONIVYDE® to Ipsen S.A. in April 2017. These milestone payments would be payable by Ipsen upon approval by the U.S. Food and Drug Administration (“FDA”) of ONIVYDE® for certain additional clinical indications. ONIVYDE® is already approved by the FDA in combination with fluorouracil (5-FU) and leucovorin (LV) for the treatment of patients with metastatic adenocarcinoma of the pancreas after disease progression following gemcitabine-based therapy. This existing approval is unrelated to any future potential milestone payments. Merrimack’s agreement with Ipsen does not require Ipsen to provide Merrimack with any information on the progress of ONIVYDE® clinical trials that is not publicly available. Merrimack is also entitled to receive up to $54.5 million in contingent milestone payments related to its sale of anti-HER3 programs to Elevation Oncology (formerly 14ner Oncology, Inc.) in July 2019. The Company is seeking potential acquirers for its remaining preclinical assets.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position, future revenues and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this press release, Merrimack’s forward-looking statements include, among others, statements about Merrimack’s plans to seek to divest its preclinical and clinical assets, Merrimack’s rights to receive payments related to certain milestone events or whether such milestones will be achieved, if at all, the sufficiency of Merrimack’s cash resources and Merrimack’s strategic plan, including any potential distribution of additional cash. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others: Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, Onivyde® may not demonstrate promising therapeutic effect or appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise prior to the initiation of planned clinical trials, during clinical trials or in the course of developing, testing or manufacturing that could lead Ipsen and Elevation Oncology and their partners and collaborators to fail to initiate or to discontinue development. Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with Ipsen and Elevation Oncology’s view of the data or require additional data or information or additional studies. In addition, the planned timing of initiation and completion of clinical trials based upon Onivyde® and the anti-HER Program are subject to the ability of each of Ipsen and Elevation Oncology, respectively, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible. Additionally, each of Ipsen and Elevation Oncology are subject to the risk that they may not successfully commercialize these development programs. Merrimack is also subject to the risk that it may not have funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements. In addition, press releases and other public statements by Ipsen and Elevation Oncology may contain forward-looking statements. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Annual Report on Form 10-K filed with the SEC on March 10, 2021, any subsequent quarterly report on Form 10-Q filed by Merrimack and the other reports Merrimack files with the Securities and Exchange Commission.

Contact

Tim Surgenor

ir@merrimack.com